Exhibit 99.1

FOR IMMEDIATE RELEASE: March 29, 2011

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Reports Fourth Quarter and

Year-End Results for 2010

GOLDEN, Colorado – Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced financial results for its fourth quarter and year ended December 31, 2010.

Net revenues for the fourth quarter of 2010 were $79.1 million compared to $75.2 million in the fourth quarter of the previous year. Net loss for the fourth quarter of 2010 was $380,000 compared to a net loss of $4.9 million in the same quarter of the previous year.

Net revenues for the year ended December 31, 2010 were $329.9 million compared to $313.5 million for the year ended December 31, 2009. Net income for the year ended December 31, 2010 was $3.1 million compared to $1.7 million for the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its fourth quarter and year-end operating results. The conference call will be held at 11:00 a.m. Eastern Time on Wednesday, March 30, 2011, and will be hosted by Stephen R. Roark, President of Jacobs Entertainment, Inc. and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Wednesday, March 30, 2011 at 11:00 a.m. Eastern Time, please dial (866) 223-7781 and a live operator will put you through. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Wednesday, March 30, 2011 at 2:00 p.m. Eastern Time. To access the replay, please dial (800) 408-3053 and reference the confirmation code 7401487. The replay will run until midnight Eastern Time, Wednesday, April 6, 2011.

About Jacobs Entertainment

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and ten related off-track wagering facilities located in Virginia; and 20 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

NEWSTAGE media, Inc.1550 Larimer Street, Suite 282, Denver, CO 80202	(303) 653-7602	www.NEWSTAGEmedia.com

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Total revenues	$87,290	$83,153	$364,831	$347,767
Promotional allowances	(8,223)	(7,967)	(34,907)	(34,301)

Net revenues	79,067	75,186	329,924	313,466
Costs and expenses	(73,142)	(73,773)	(301,235)	(286,583)

Operating income	5,925	1,413	28,689	26,883
Interest expense, net	(6,305)	(6,267)	(25,556)	(25,191)

Net (loss) income attributable to JEI	$(380)	$(4,854)	$3,133	$1,692

SELECTED BALANCE SHEET DATA

	December 31,	December 31,
	2010	2009
Total assets	$334,296	$343,540
Total liabilities	$308,574	$318,018
Stockholder’s equity	$25,722	$25,522

NEWSTAGE media, Inc.1550 Larimer Street, Suite 282, Denver, CO 80202	(303) 653-7602	www.NEWSTAGEmedia.com

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry. EBITDA is also a key component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net (loss) income attributable to JEI as reported above	$(380)	$(4,854)	$3,133	$1,692
Add:
Interest expense, net	6,305	6,267	25,556	25,191
Depreciation and amortization	5,376	5,567	21,331	21,497

EBITDA	$11,301	$6,980	$50,020	$48,380
Unrealized (gain) loss on change in fair value of investment in equity securities	(244)	1,432	(594)	309
Ohio Constitutional amendment costs	—	1,877	—	2,285
Costs incurred for 2010 Credit Agreement Amendment	—	—	482	—

ADJUSTED EBITDA	$11,057	$10,289	$49,908	$50,974

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NEWSTAGE media, Inc.1550 Larimer Street, Suite 282, Denver, CO 80202	(303) 653-7602	www.NEWSTAGEmedia.com